Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) dated as of May 13, 2008, and effective June 1, 2008 (the “Effective Date”) is made by and between Hawaiian Telcom Holdco, Inc. a Delaware corporation (together with any successor thereto, the “Company”), and AMO Consulting, LLC (the “Consultant”).

WHEREAS, Alan M. Oshima shall cease to be an employee of the Company as of the Effective Date and will be offering business consulting services to clients on an independent contractor basis through his company, AMO Consulting, LLC;

WHEREAS, the Company desires to engage the Consultant to provide services to the Company pursuant to this Agreement and the Consultant desires to provide such services to the Company pursuant to this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Company and the Consultant agree as follows:

1.             Services.

(a)           During the Consulting Term (as defined below) the Consultant shall serve as a Senior Advisor to the Company and shall provide assistance to the Company in the areas specified in subsection 1(c) below.  During the Consulting Term (as defined below) the Consultant (1) will perform services for the Company only as authorized by the Company’s Chief Executive Officer (the “CEO”) and agreed to by the Consultant, and (2) will not, in his capacity as a Senior Advisor, incur any financial or legal obligation or liability on behalf of or binding upon the Company or any of its affiliates.  The Consultant agrees that Alan M. Oshima will notify the Company of all pertinent facts if he is contacted by any government agency with reference to the business of the Company or any of its affiliates, or by any person contemplating or maintaining any claim or legal action against the Company or any of its affiliates, or by any agent or attorney of such person.

(b)           The Consultant may, at all times during the Consulting Term, be engaged in other business activities, manage his personal investments, be involved in charitable and professional activities (including serving on charitable and professional boards), serve on for profit boards of directors and advisory committees and perform such other activities so long as such service does not materially interfere with the Consultant’s obligations hereunder or conflict with the interests of the Company and its subsidiaries.

(c)           The services provided by Consultant to the Company shall include, but not be limited to, consultation on business, regulatory, communications, real estate, labor and community strategies issues.  It is understood and agreed by the Parties that (1) such services shall require approximately 60 hours per month by the Executive, (2) such services shall not include legal services, and (3)  any services provided by Consultant under the terms and conditions of this Agreement are separate and distinct from any fiduciary duties and responsibilities Alan M. Oshima may have as member of the Company’s Board of Directors.

2.             Term.

(a)           This Agreement shall be effective as of the Effective Date and shall continue for one year following the Effective Date (the “Initial Term”).  The Parties may elect, within forty-five (45) days prior to  the expiration of the Initial Term, to extend the term of this Agreement by the mutual written agreement (the “Continuation Term”).

(b)           During the first six (6) months of the Initial Term, this Agreement shall be non-terminable.  Following the first six (6) months of the Initial Term, this Agreement may be terminated by either party upon thirty (30) days prior written notice to the other party.  The

(c)           Consultant’s period of services under this Agreement (whether during the Initial Term or the Continuation Term) is hereinafter referred to as the “Consulting Term.”

3.             Payment for Services.

(a)           During the first six (6) months of the Initial Term, the Company shall pay the Consultant for his services hereunder a monthly consulting fee in the amount of $46,000 plus the Hawaii General Excise Tax with respect to such amount, with the first monthly payment due seven (7) days after the Effective Date, and subsequent monthly payments due every 30 days thereafter until the end of the Initial Term.

(b)           During the remainder of the Consulting Term, the Company shall pay the Consultant for his services hereunder a monthly consulting fee in the amount of $20,000 plus the Hawaii General Excise Tax with respect to such amount in monthly payments.  Such monthly payments shall be due on the eighth (8th) day of each month until the end of the Consulting Term.

(c)           The Company shall not be obligated to provide the Consultant with any retirement, welfare, or other fringe benefits under the terms of this Agreement.

(d)           It is understood and agreed by the Parties that the fees paid to Consultant under the terms of this Agreement are separate and distinct from any retainer, meeting fees, options and/or expense reimbursements that are separate and distinct from any fiduciary duties and responsibilities Alan M. Oshima may have as member of the Company’s Board of Directors.

4.             Communications Equipment, Administrative Services, and Reimbursement for Business Expenses.

(a)           In order to facilitate Consultant’s services to the Company during the Consulting Term, the Company shall provide the Consultant with (1) an office and parking at the Company’s Honolulu, Hawaii offices, (2) reasonable access to communications equipment and services (i.e. a cell phone, blackberry and personal computer connected to the Company’s network), and (3) the services of Lisa Sunada as the Consultant’s assistant, provided (i) she is employed by the Company and the services rendered to Consultant are reasonably consistent with her other duties to the Company, and (ii) if she is not employed by the Company during the term of this Agreement, then the services of another assistant shall be reasonably provided.

(b)           The Consultant shall also be reimbursed in accordance with the Company’s applicable policies and procedures for any ordinary, necessary and reasonable business expenses which are approved in advance by the CEO.

(c)           Attorneys Fees.  Consultant shall be reimbursed for reasonable attorneys’ fees and costs incurred in connection with the negotiation and execution of this Agreement in an amount not to exceed $5,000.

5.             Amendments.  This Agreement may not be amended or changed except by the written agreement of the Company and the Consultant.

6.             Not an Employment Contract.  This Agreement is not a contract of employment between the Consultant and the Company, and the Consultant and the Company hereby agree and acknowledge that this Agreement does not impose any obligation on the Company to offer employment to the Consultant at any time.

7.             Governing Law.  This Agreement, and any dispute arising under or relating to any provision of this Agreement, shall be governed by and construed in accordance with the laws of the state of Delaware.

8.             Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute and be one and the same instrument.

9.             Relationship of the Parties.  The Company and the Consultant agree that under this Agreement, the Consultant is an independent contractor who has contracted with the Company.  The Company shall not withhold or in any way be responsible for the payment of any federal, state, or local income or occupational taxes, FICA taxes, FUTA, unemployment compensation, or workers’ compensation contributions, vacation pay, sick leave, retirement benefits, or any other fringe benefits or payments for or on behalf of the Consultant.  All such payments, withholdings and benefits are the sole responsibility of the Consultant and the Consultant hereby indemnifies and holds the Company harmless from any and all loss, damage or liability arising with respect to such payments, withholdings and benefits.

10.           Liability and Indemnification.

(a)           If a lawsuit, administrative complaint or other similar action is filed by a third party against the Company and/or the Consultant arising from any consulting services provided hereunder, both parties agree to cooperate with one another in the investigation and defense of the suit, administrative complaint or other action.

(b)           The Company shall protect, defend, indemnify, and save harmless the Consultant, its agents and employees against and from all claims, damages, losses and expenses, including but not limited to attorneys’ fees and costs, by reason of any suit, claim, demand, judgment or cause of action initiated by any person, arising or alleged to have arisen out of the Company’s gross negligence, intentional misfeasance, willful misconduct, violation of any law or breach of this Agreement.

(c)           The Consultant shall protect, defend, indemnify and save harmless the Company, its agents and employees against and from all claims, damages, losses and expenses, including but not limited to attorneys’ fees and costs, by reason of any gross negligence, intentional misfeasance, willful misconduct, violation of any law, or breach of this Agreement.

(d)           It is understood and agreed by the Parties that the foregoing obligations to defend and indemnify one another are separate and distinct from any obligations the Parties may owe to one another by virtue of are separate and distinct from any obligations and responsibilities that may arise out of Alan M. Oshima’s position as a member of the Company’s Board of Directors.

The parties hereto have executed this Agreement as of the date and year first above written.

HAWAIIAN TELCOM HOLDCO, INC.

By:	/s/ Kevin J. Nystrom

Its:	Chief Operating Officer

AMO CONSULTING, LLC

By:	/s/ Alan M. Oshima

Its:	Member